Exhibit 99.1

Nabors’ 1Q 2012 Operating Income equals $321.2 million, EPS equals $0.65,

excluding a $0.16 ceiling test charge from NFR

HAMILTON, Bermuda, April 24, 2012 – Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the first quarter of 2012. Adjusted income derived from operating activities was $321.2 million, compared to $207.6 million in the first quarter of 2011 and $272.7 million in the quarter ended December 31, 2011. Net income from continuing operations was $188.9 million ($0.65 per diluted share), excluding our share of a ceiling-test impairment incurred by our affiliate, NFR Energy. GAAP net income from continuing operations was $142.6 million ($0.49 per diluted share), net of the non-cash ceiling-test impairment which amounted to $68.2 million ($0.16 per diluted share), compared to $94.6 million ($0.33 per diluted share) in the first quarter of last year and $89.5 million ($0.30 per diluted share) in the fourth quarter of 2011. Operating Revenues and Earnings from unconsolidated affiliates for this quarter totaled $1.89 billion, compared to $1.39 billion in the comparable quarter of the prior year and $1.73 billion in the fourth quarter of 2011.

Tony Petrello, Nabors’ President and CEO, commented, “The first quarter represents solid performance in all of our North American drilling and rig services entities and lower, but better than expected, results internationally and in our seasonally sensitive pressure pumping and well-servicing operations. Our drilling operations in Alaska and Canada and our rig services group were the largest contributors to the $48.5 million sequential increase in operating income.

“The quarter also includes $18.5 million ($0.05 per diluted share) in gains reflected in investment income, representing a sequential increase of approximately $0.02 per share over the fourth quarter. These gains resulted from the sale of certain investments and a positive mark-to-market adjustment to the carrying value of a portion of our holdings in Honghua Group Ltd., a Chinese rig manufacturer. As anticipated, our Income from affiliates reflects a charge of $68.2 million ($0.16 per diluted share) representing our share of ceiling-test impairments incurred by our NFR Energy affiliate. This test is based upon the trailing 12-month rolling average cash price for natural gas and is likely to result in additional impairments in subsequent quarters.

“In our North American land operations, the weak natural gas pricing environment is reducing operator cash flows, accelerating a contraction of activity in dry gas areas and resulting in customer hesitancy on initiating incremental projects. The anticipated imbalance in pressure pumping supply is exerting downward pressure on rates in all markets. The same is the case for spot market rig rates. In our case, these downward pressures are mitigated somewhat by the long-term contracts we have in place on both rigs and pressure pumping.

“As previously indicated, we will be streamlining our operations into two principal business lines. Drilling and Rig Services will consist of our rig operations and rig-related services, and Completion and Production Services will consist of our workover, well-servicing and coiled tubing operations, combined with our fluids management and pressure pumping operations.

DRILLING AND RIG SERVICES

“This group posted very strong results in the first quarter with $267.0 million in operating income, representing a 25 percent sequential increase over the fourth quarter. The largest component of the increase came from our Alaska drilling unit, followed by rig services and Canada. Smaller, but meaningful increases were achieved by our US Lower 48 land drilling business and our US Offshore operations. These increases were dampened somewhat by lower, but better than expected, results internationally, which we expect to represent the quarterly low point for this business.

“Our US Lower 48 land drilling operations accounted for almost half of the operating income of this group, with results of $131.6 million, up slightly over the fourth quarter. This improvement was driven by a modest one percent increase in working rigs and a $20 per day margin increase. The improvement in margin was net of typical first quarter costs for customary payroll taxes and implies a larger improvement in per-day margins.

“While the current environment is generally adversely impacting customer preparedness to enter into new long-term contracts, customers who have a long-term market view and corresponding programs continue to see value in our new A/C rigs. We have recently signed long-term contracts for nine additional new build rigs. Coupled with the 17 remaining new rig commitments yet to be delivered, as well as the increased number of term contracts for our existing rigs, these commitments bolster our positive outlook for this segment into 2013.

“Our International unit posted operating income of $21.1 million, which was higher than anticipated due in part to the early start-up of a large, high-spec platform rig offshore India. Several other similar projects are expected to commence operations in the next few months, further supporting the improving outlook for activity and average margins in this business as the year progresses. We averaged 118 rigs operating in the first quarter and we expect an increase to 130 rigs by the end of the year. Our jackup 660 renewed through year-end, although at a rate lower than it had previously enjoyed. This unit is focusing on projects to distinguish itself from the competitive landscape and we anticipate further improvement in 2013, when we will benefit from the full year contributions of these mid-2012 startups.

“Canada had a seasonally strong first quarter, with operating income from drilling and well-servicing increasing sequentially from $36.6 million to $49.3 million, despite the early arrival of the spring thaw. This increase was primarily attributable to an all-time high in average margins of $14,282 per rig day, an increase of $2,221 over the fourth quarter. Our rig count also increased by a more modest 3.5 rigs to average 49 for the quarter. Two new slant workover rigs were deployed in the first quarter, along with several drilling rigs that were recently upgraded to accommodate the increasing number of deeper horizontal wells.

“Our US Offshore operations improved modestly, with $7.7 million in operating income compared to $3.4 million in the fourth quarter and a $4.0 million loss recorded in the first quarter of 2011. The sequential improvement was due to a two rig increase in activity and a $2,380 per rig day increase in average margins. Activity and day rates in this market continue to improve, but the pace is difficult to predict as prospective customer activity continues to be restricted by permitting delays and evolving regulatory requirements. We are experiencing an increase in seasonality as the regulatory environment is leading to further reductions in activity throughout the hurricane season, which depresses third quarter results. Our two new, high-specification 4,000-horsepower deepwater platform rigs have moved to the construction and rig-up phase, with both set to commence operations for two super-majors early next year. The deployment of these two rigs will further enhance our strong market position in this high-tech/high-value segment of the offshore platform market.

“Our Alaska drilling operations posted record quarterly results of $27.4 million, up from $5.3 million in the prior quarter and $11.0 million in the first quarter of 2011. This increase is due to a busy winter exploration season with a majority of the work being awarded to Nabors. While the second quarter will reflect the conclusion of the winter exploration season, Nabors is well positioned for a number of pending projects throughout the remainder of the year, both on the North Slope and in the Cook Inlet Basin.

“Our rig services group also had a record quarter at $29.8 million, up from $13.2 million in the fourth quarter and $8.3 million in the first quarter of 2011. These results reflect sequential improvement in Canrig and in our directional drilling operations, as well as a seasonally strong performance by Peak in support of the robust Alaska winter exploration season. While this group will be seasonally down in the second quarter, full-year results should show a sizeable increase with continued growth in Canrig and Ryan.

COMPLETION AND PRODUCTION SERVICES

“This group posted $86.7 million in operating income, down slightly from $100.7 million in the fourth quarter and up substantially from $54.8 million in the first quarter of last year. The sequentially lower results were better than expected, as seasonal effects were more moderate than normal.

“In our US land well-servicing operations, income of $21.9 million was down from $24.2 million in the fourth quarter, although less than we anticipated due to relatively benign winter weather in what is historically our lowest quarter. The lower results were primarily attributable to more than $3.0 million in negative sequential effects due to higher payroll taxes, worker’s compensation and other accruals that characterize the start of a new year. Operationally, we saw both rig and truck hours increase five and four percent, respectively, while average hourly rates were up four and three percent for our rigs and our fluid services trucking fleet. Longer term, we are encouraged by the outlook for this primarily oil-driven business as the large number of oil wells being added are converting to artificial lift systems over time and will require increasingly frequent maintenance. The industry’s overhang of stacked service rigs that can be expeditiously and economically returned to service is dissipating, which will eventually lead to improved supply/demand balance.

“Our pressure pumping business posted operating income of $66.8 million in our US operations with a loss of $1.9 million in Canada, the latter incurring pre-commencement costs for two new spreads that will start up by the end of the second quarter. These results were down from $76.5 million in the prior quarter and up from $43.7 million in the first quarter of 2011. New equipment deployments led to a new record for quarterly revenues and stage count. However, overall margins declined by nearly four percent sequentially as the adverse impact of decreased spot market pricing and crew utilization was exacerbated by increased costs. The spot market has deteriorated rapidly and the resulting lower utilization is creating unrecoverable costs for labor, fuel and transportation. Consequently, we have chosen to idle four spot market spreads and intend to eliminate the associated direct costs as soon as practical. We are also incurring temporary costs to relocate materials to our long-term contract markets. We continue to reduce our demurrage costs and believe we have additional opportunities for further cost savings as we continue to integrate this business into our warehousing and transportation systems. We still expect this business to post a reasonable year given the number of long-term contracts we have in place.

“Our asset rationalization efforts are progressing, with the recent completion of some small divestitures. We closed on the sale of our remaining oil and gas operations in Colombia and several minor working interests in the US for a total of approximately $77 million. We also sold the remaining components of our US Lower 48 rig moving operations for approximately $13.5 million. Sale processes have been initiated on several other groups of assets with an expectation that we will complete most of these before year-end.

“In summary, while we are fully aware of the challenges associated with the weaker natural gas environment and an oversupplied pressure pumping market, we expect healthy results for 2012. This view is supported by the anticipated turnaround in our International business, increasing contributions from Alaska, US Offshore and US well-servicing, and the visibility from our term contract backlog.”

The Nabors companies own and operate approximately 501 land drilling rigs and approximately 743 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with over 805,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The projections contained in this release reflect management’s estimates as of the date of the release. Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

Exhibit A

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2012	2011	2011
Revenues and other income:
Operating revenues	$1,890,426	$1,373,568	$1,734,637
Earnings (losses) from unconsolidated affiliates	(68,669)	16,274	(2,658)
Investment income (loss)	20,252	12,280	7,908

Total revenues and other income	1,842,009	1,402,122	1,739,887

Costs and other deductions:
Direct costs	1,184,816	841,108	1,087,994
General and administrative expenses	136,346	115,951	131,540
Depreciation and amortization	247,621	225,210	239,757
Interest expense	62,654	73,966	60,852
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	(1,840)	6,159	5,614
Impairments and other charges	—	—	100,000

Total costs and other deductions	1,629,597	1,262,394	1,625,757

Income (loss) from continuing operations before income taxes	212,412	139,728	114,130

Income tax expense (benefit)	69,044	44,426	23,845

Subsidiary preferred stock dividend	750	750	750

Income (loss) from continuing operations, net of tax	142,618	94,552	89,535
Income (loss) from discontinued operations, net of tax	(8,795)	(12,396)	(193,985)

Net income (loss)	133,823	82,156	(104,450)
Less: Net (income) loss attributable to noncontrolling interest	267	669	(1,400)

Net income (loss) attributable to Nabors	$134,090	$82,825	$(105,850)

Earnings (losses) per share: (1)
Basic from continuing operations	$.50	$.33	$.31
Basic from discontinued operations	(.04)	(.04)	(.68)

Basic	$.46	$.29	$(.37)

Diluted from continuing operations	$.49	$.33	$.30
Diluted from discontinued operations	(.03)	(.05)	(.66)

Diluted	$.46	$.28	$(.36)

Weighted-average number of common shares outstanding: (1)
Basic	288,538	286,114	287,561

Diluted	291,709	292,689	290,964

Adjusted income (loss) derived from operating activities (2)	$321,186	$207,573	$272,688

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.
(2)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses and depreciation and amortization from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates (excluding our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture). These amounts should not be used as a substitute for those amounts reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Segment Reporting”.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In thousands, except ratios)	2012	2011
ASSETS
Current assets:
Cash and short-term investments	$493,972	$539,489
Accounts receivable, net	1,717,375	1,576,555
Assets held for sale	433,446	401,500
Other current assets	484,431	570,770

Total current assets	3,129,224	3,088,314
Long-term investments and other receivables	6,373	11,124
Property, plant and equipment, net	8,814,081	8,629,946
Goodwill	501,536	501,258
Investment in unconsolidated affiliates	303,103	371,021
Other long-term assets	393,877	310,477

Total assets	$13,148,194	$12,912,140

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$275,616	$275,326
Other current liabilities	1,305,425	1,527,236

Total current liabilities	1,581,041	1,802,562
Long-term debt	4,497,725	4,348,490
Other long-term liabilities	1,177,060	1,090,683

Total liabilities	7,255,826	7,241,735

Subsidiary preferred stock (1)	69,188	69,188

Equity:
Shareholders’ equity	5,810,923	5,587,815
Noncontrolling interest	12,257	13,402

Total equity	5,823,180	5,601,217

Total liabilities and equity	$13,148,194	$12,912,140

Funded debt to capital ratio: (2)
- Gross	0.42 : 1	0.43 : 1
- Net of cash and short-term investments	0.40 : 1	0.40 : 1
Interest coverage ratio: (3)	8.5 : 1	8.1 : 1

(1)	Represents preferred stock of Superior acquired in September 2010. 75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.
(2)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term investments. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.
(3)	The interest-coverage ratio is a trailing 12-month quotient of the sum of (i) income from continuing operations, net of tax, (ii) net income (loss) attributable to noncontrolling interest, (iii) subsidiary preferred stock dividends, (iv) interest expense, (v) depreciation and amortization, (vi) impairments and other charges, (vii) our proportionate share of full-cost ceiling test writedowns from our unconsolidated oil and gas joint ventures and (viii) income tax expense (benefit) less investment income (loss) divided by the sum of cash interest expense and subsidiary preferred stock dividends. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2012	2011	2011
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations: (1)
Drilling and Rig Services:
U.S. Lower 48 Land Drilling	$495,697	$378,568	$484,173
U.S. Offshore	69,115	30,454	53,920
Alaska	62,293	41,315	29,216
Canada	192,293	172,443	168,750
International	306,465	262,477	295,067
Other Rig Services (2)	241,758	116,789	211,427

Subtotal Drilling and Rig Services (3)	1,367,621	1,002,046	1,242,553
Completion and Production Services:
U.S. Land Well-servicing	209,701	150,256	197,471
Pressure Pumping	398,036	257,859	369,794

Subtotal Completion and Production Services	607,737	408,115	567,265
Oil and Gas (4)	(62,562)	15,160	3,400
Other reconciling items (5)	(91,039)	(35,479)	(81,239)

Total	$1,821,757	$1,389,842	$1,731,979

Adjusted income (loss) derived from operating activities from continuing operations: (1) (6)
Drilling and Rig Services:
U.S. Lower 48 Land Drilling	$131,581	$80,095	$130,114
U.S. Offshore	7,732	(3,977)	3,422
Alaska	27,420	11,019	5,343
Canada	49,287	38,992	36,553
International	21,138	35,497	23,450
Other Rig Services (2)	29,846	8,344	13,152

Subtotal Drilling and Rig Services (3)	267,004	169,970	212,034
Completion and Production Services:
U.S. Land Well-servicing	21,888	11,123	24,237
Pressure Pumping	64,860	43,715	76,470

Subtotal Completion and Production Services	86,748	54,838	100,707
Oil and Gas (7)	5,650	15,160	3,400
Other reconciling items (8)	(38,216)	(32,395)	(43,453)

Total adjusted income (loss) derived from operating activities	$321,186	$207,573	$272,688

Full-cost ceiling test writedown	(68,212)	—	—
Interest expense	(62,654)	(73,966)	(60,852)
Investment income (loss)	20,252	12,280	7,908
Gains (losses) on sales and retirements of long-lived assets and other income (expense), net	1,840	(6,159)	(5,614)
Impairments and other charges	—	—	(100,000)

Income (loss) from continuing operations before income taxes	$212,412	$139,728	$114,130

Rig activity:
Rig years: (9)
U.S. Lower 48 Land Drilling	219.0	187.9	216.7
U.S. Offshore	11.9	8.0	10.0
Alaska	8.2	5.3	5.0
Canada	48.7	49.7	45.2
International (10)	117.7	99.6	113.2

Total rig years	405.5	350.5	390.1

Rig hours: (11)
U.S. Land Well-servicing	213,026	187,581	202,816
Canada Well-servicing	57,044	53,154	52,712

Total rig hours	270,070	240,735	255,528

(1)	All periods present the operating activities of our wholly owned oil and gas business in the United States, Canada and Colombia, including equity interests in Canada and Colombia, as well as our aircraft logistics operations in Canada as discontinued operations.
(2)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction services. These services represent our other companies that are not aggregated into a reportable operating segment.
(3)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(6.1) million, $1.1 million and $(6.1) million for the three months ended March 31, 2012 and 2011 and December 31, 2011, respectively.
(4)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(62.6) million, $15.2 million and $3.4 million for the three months ended March 31, 2012 and 2011 and December 31, 2011, respectively.
(5)	Represents the elimination of inter-segment transactions.
(6)	Adjusted income (loss) derived from operating activities is computed by subtracting direct costs, general and administrative expenses, and depreciation and amortization from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates (excluding our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture). These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the above table.
(7)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $5.6 million (excluding $68.2 million, which represents our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint venture), $15.2 million and $3.4 million for the three months ended March 31, 2012 and 2011 and December 31, 2011, respectively.
(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.
(9)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.
(10)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years, 2.0 years, and 2.3 years during each of the three months ended March 31, 2012 and 2011 and December 31, 2011, respectively.
(11)	Rig hours represents the number of hours that our well-servicing rig feet operated during the period.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2012	2011	2011
Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$142,618	$94,552	$89,535
Less: net (income) loss attributable to noncontrolling interest	267	669	(1,400)

Adjusted income (loss) from continuing operations, net of tax - basic	$142,885	$95,221	$88,135
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—

Adjusted income (loss) from continuing operations, net of tax - diluted	$142,885	$95,221	$88,135
Income (loss) from discontinued operations, net of tax	(8,795)	(12,396)	(193,985)

Adjusted net income (loss) attributable to Nabors	$134,090	$82,825	$(105,850)

Earnings (losses) per share:
Basic from continuing operations	$.50	$.33	$.31
Basic from discontinued operations	(.04)	(.04)	(.68)

Total Basic	$.46	$.29	$(.37)

Diluted from continuing operations	$.49	$.33	$.30
Diluted from discontinued operations	(.03)	(.05)	(.66)

Total Diluted	$.46	$.28	$(.36)

Shares (denominator):
Weighted-average number of shares outstanding-basic	288,538	286,114	287,561
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	3,171	6,575	3,403
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—

Weighted-average number of shares outstanding - diluted	291,709	292,689	290,964

(1)	At maturity in May 2011, we redeemed the remaining aggregate principal amount of $1.4 billion of our 0.94% senior exchangeable notes. Prior to maturity, we had purchased $1.4 billion par value of these notes in the open market for cash of $1.2 billion. Diluted earnings (losses) per share for the three months ended March 31, 2011 exclude any incremental shares that would have been issuable upon exchange of these notes based on a calculation using our stock price. Our stock price did not exceed the threshold during any period for the three months ended March 31, 2011.

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 11,763,048 and 7,269,039 shares during the three months ended March 31, 2012 and 2011, respectively; and 13,930,575 shares during the three months ended December 31, 2011. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

	Three Months Ended March 31, 2012
		Charges and Non-Operational		As adjusted
(In thousands, except per share amounts)	Actuals	Items		(Non-GAAP)
Operating revenues and Earnings (losses) from unconsolidated affiliates	$1,821,757	$(68,212	)(1)	$1,889,969
Income (loss) from continuing operations, net of tax	$142,618	$(46,295	)(1)	$188,913
Diluted earnings (losses) per share from continuing operations	$0.49	$(0.16	)(1)	$0.65

(1)	Represents the net income and diluted per share (after tax) impact of our oil and gas joint venture’s full-cost ceiling test writedown, our proportionate share of which was $68.2 million.